Exhibit 3.17
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REVLAB CORPORATION
Pursuant to Section 242 and 245 of the DGCL
     The name of the corporation is Revlab Corporation which was incorporated in the State of Delaware on September 7, 1983.
ARTICLE I
     The name of the corporation is Valeant Biomedicals, Inc. (hereinafter sometimes referred to as the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1000). The par value of each such share is $0.01. All such shares are of one class and are shares of Common Stock.
ARTICLE V
     The Corporation is to have perpetual existence.
ARTICLE VI
     The number of directors which constitute the whole Board of Directors shall be as specified in the Corporation’s bylaws.
ARTICLE VII
     In furtherance and not in limitation of the powers conferred by statute. the Board of Directors shall have the power, without the vote or assent of the stockholders to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII
     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware, as the same may be amended and supplemented.
ARTICLE IX
     The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
ARTICLE X
     From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article X.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amended and Restated this 18th day of December, 2006.

REVLAB CORPORATION
By:	/s/ Bary G. Bailey
Name:
	Title:	President